Exhibit 99.1

News Release

MMC Announces Departure of Marsh Inc. CEO Brian Storms

NEW YORK, Sept. 14, 2007— Marsh & McLennan Companies, Inc. (MMC) announced today that Brian M. Storms is stepping down from his position as chief executive officer of Marsh, Inc., MMC’s insurance broking subsidiary, effective immediately. The search for a successor is already underway. In the interim, Michael G. Cherkasky, president and chief executive officer of MMC, will serve as Acting CEO of Marsh.

“Brian has made important contributions to Marsh’s recovery over the past two years,” Mr. Cherkasky said. “Our long-term strategy is sound and a solid foundation has been built. That said, we now need a different set of leadership and operational skills to complete the successful transformation of Marsh.”

Mr. Cherkasky continued, “I remain confident about the future of Marsh and MMC. Insurance broking is at the heart of Marsh and always will be. Our people, services and clients have made us the leading insurance broker in the world. In addition, the other businesses of MMC – Mercer, Kroll, Guy Carpenter and Oliver Wyman – are important pillars for our performance as we work to complete the recovery of Marsh.”

Marsh, the world's leading insurance broker and risk advisor, has 26,000 employees and provides advice and transactional capabilities to clients in over 100 countries.

MMC (Marsh & McLennan Companies) is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world's leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Kroll, the risk consulting firm; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 54,000 employees worldwide and annual revenue of approximately $11 billion, MMC provides analysis, advice, and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.

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